Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statements No. 333-266255 and 333-191116 on Form S-8 of Plumas Bancorp and Subsidiary of our report dated March 20, 2024, relating to the consolidated financial statements of Plumas Bancorp and Subsidiary, which appears in this annual report on Form 10-K for the year ended December 31, 2025.

/s/ Eide Bailly LLP

Laguna Hills, California

March 19, 2026